Exhibit 5
Bass, Berry & Sims plc
Attorneys at Law
A PROFESSIONAL LIMITED LIABILITY COMPANY
AmSouth Center
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
November 6, 2006
Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Coventry Health Care, Inc.’s 2004 Incentive Plan (the “Plan”) filed by you with the Securities and Exchange Commission covering 9,000,000 additional shares (the “Shares”) of common stock, $0.01 par value per share, issuable pursuant to the Plan.
     In so acting we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Bass, Berry & Sims PLC